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                                                                     Exhibit 8.1


                                Form of Opinion
                      of Wilson Sonsini Goodrich & Rosati


                                ________ __, 1999



Sun Microsystems, Inc.
901 San Antonio Road
Palo Alto, California 94303

Ladies and Gentlemen:

     This opinion is being delivered to you pursuant to Section 6.1(d) of the Agreement and Plan of Reorganization (the "Agreement"), dated as of August 23, 1999, among Sun Microsystems, Inc., a Delaware corporation ("Sun"), Flintstone Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Sun ("Merger Sub"), and Forte Software, Inc., a Delaware corporation ("Forte"). Pursuant to the Agreement, Merger Sub will merge with and into Forte (the "Merger"), and Forte will become a wholly-owned subsidiary of Sun. Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as counsel to Sun in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

     1.   The Agreement;

     2. Those certain tax representation letters delivered to us by Sun, Merger Sub and Forte containing certain representations of Sun, Merger Sub and Forte (the "Tax Representation Letters"); and

     3. Such other instruments and documents related to the formation, organization and operation of Sun, Merger Sub and Forte and related to the consummation of the Merger and the other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

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Sun Microsystems, Inc.
________ __, 1999
Page 2


     In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

     1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective
Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

     2. All representations, warranties and statements made or agreed to by Sun, Merger Sub and Forte, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;


     3. All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

     4. The Merger will be reported by Sun and Forte on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

     5. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Tax Representation Letters are true and correct as of the Effective Time, then for federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a) of the Code.

     This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

     No opinion is expressed as to any transaction other than the Merger as described in the Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. To the

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Sun Microsystems, Inc.
________ __, 1999
Page 3


extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

     This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion is intended for the benefit of Sun and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

                                       Very truly yours,



                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation